Exhibit 10.41

THE GOLDMAN SACHS AMENDED AND RESTATED

STOCK INCENTIVE PLAN (2013)

____ YEAR-END RESTRICTED STOCK AWARD

This Award Agreement sets forth the terms and conditions of the ____ Year-End Restricted Stock Award (this “Award”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “Plan”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2. Award. This Award is made up of the number of Restricted Shares (“Restricted Shares”) specified on your Award Statement. A Restricted Share is a share of Common Stock (a “Share”) delivered under the Plan that is subject to certain transfer restrictions and other terms and conditions described in this Award Agreement. [(For the avoidance of doubt, this Award Agreement does not govern the terms and conditions of the Restricted Shares designated on your Award Statement as “____ Year-End Short-Term Restricted Stock,” which are addressed separately in the ____ Year-End Short-Term Restricted Stock Award Agreement.)] This Award is conditioned upon your granting to the Firm the full power and authority to register the Restricted Shares in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Restricted Shares in the event of forfeiture of your Restricted Shares. Unless otherwise determined by the Firm, this Award is conditioned upon your filing an election with the Internal Revenue Service within 30 days of the grant of your Restricted Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares on the Date of Grant. This will result in the recognition of taxable income on the Date of Grant equal to such fair market value (but will not affect the Vesting of your Restricted Shares or the removal of the Transfer Restrictions). THIS AWARD IS CONDITIONED ON YOUR OPENING AND ACTIVATING THE ACCOUNT REFERRED TO IN PARAGRAPH 3(b), YOUR EXECUTING THE RELATED SIGNATURE CARD AND RETURNING IT TO THE ADDRESS DESIGNATED ON THE SIGNATURE CARD AND/OR BY THE METHOD DESIGNATED ON THE SIGNATURE CARD BY THE DATE SPECIFIED, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY EXECUTING THE RELATED SIGNATURE CARD, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

3. Certain Material Terms of Restricted Shares.

(a) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9 and 10, on each Vesting Date you shall become Vested in the number or percentage of Restricted Shares specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). When a Restricted Share becomes Vested, it means only that your continued active Employment is not required in order for your Restricted Shares that become Vested to become fully transferable without risk of forfeiture. However, all other terms and conditions of this Award Agreement (including the Transfer Restrictions described in Paragraph 3(c)) shall continue to apply to such Restricted Shares, and failure to meet such terms and conditions may result in the forfeiture of all of your rights in respect of the Restricted Shares and their return to GS Inc. and the cancellation of this Award.

(b) Date of Grant. The date on which your Restricted Shares will be granted, subject to the conditions of this Award Agreement, is set forth on your Award Statement. Except as provided in this Paragraph 3 and in Paragraph 2, the Restricted Shares shall, unless otherwise determined by the Firm, be delivered to your Account, and, except as provided in Paragraphs 3(d), 7 and 9(g), shall be subject to the Transfer Restrictions described in Paragraph 3(c).

(c) Transfer Restrictions; Escrow.

(i) Except as provided in Paragraphs 3(d), 7, and 9(g), Restricted Shares shall be subject to Transfer Restrictions until the Transferability Date next to such number or percentage of Restricted Shares on your Award Statement. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void. If and to the extent Restricted Shares are certificated, the Certificates representing such Restricted Shares are subject to the restrictions in this Paragraph 3(c)(i), and GS Inc. shall advise its transfer agent to place a stop order against such Restricted Shares. Within 30 Business Days after the Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions in respect of any of such Restricted Shares that have not been previously forfeited.

(ii) In the discretion of the Committee, delivery of the Restricted Shares or the payment of cash or other property may be made directly into an escrow account meeting such terms and conditions as are determined by the Firm, provided that any other conditions or restrictions on delivery of Shares, cash or other property required by this Award Agreement have been satisfied. By accepting your Restricted Shares, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account for your benefit on such terms and conditions as the Firm may deem necessary or appropriate (which may include, without limitation, your (or your estate or other permitted beneficiary) executing any documents related to, and your (or your estate or other permitted beneficiary) paying for any costs associated with, such account). Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

(iii) If you are a party to the Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), your Restricted Shares will be considered “Covered Shares” for purposes of Section 2.1(a) of the Shareholders’ Agreement as described in Appendix A hereto.

(d) Death. Notwithstanding any other Paragraph of this Award Agreement, if you die prior to the Transferability Date with respect to your Restricted Shares, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, the Transfer Restrictions then applicable to such Restricted Shares shall be removed.

4. Termination of Employment; Forfeiture of Restricted Shares.

(a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 6, 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Restricted Shares that were Outstanding but that had not yet become Vested prior to your termination of Employment immediately shall be forfeited, such Restricted Shares immediately shall be returned to GS Inc. and such portion of the

Award immediately shall be cancelled. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 7 and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, the Transfer Restrictions shall continue to apply to your Restricted Shares that were Outstanding and had become Vested prior to your termination of Employment until the Transferability Date in accordance with Paragraph 3(c).

(b) Without limiting the application of Paragraphs 4(c), 4(d), 4(f) and [4(g)], and subject to Paragraphs 6(b) and 6(c), your rights in respect of the Restricted Shares that are Vested on the Date of Grant immediately shall be forfeited, such Restricted Shares immediately shall be returned to GS Inc. and such portion of the Award immediately shall be cancelled if, prior to the earlier of __________ or the date on which the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares are removed following a Change in Control in accordance with Paragraph 7, you engage in “Competition.” For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

(c) Unless the Committee determines otherwise, and except as provided in Paragraph 7, if:

(i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

(ii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;

(iii) as a result of any action brought by you, it is determined that any of the terms or conditions for the expiration of the Transfer Restrictions with respect to this Award are invalid;

(iv) [GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or

(v) the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default”];

your rights in respect of the following Restricted Shares (whether or not Vested) immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and such portion of the Award immediately shall be cancelled:

(x) all of your Restricted Shares granted if any of the events described in this Paragraph 4(c) (the “Events”) occurs prior to the __________ Date (as defined below);

(y) all of your Restricted Shares granted that have an original Vesting Date of __________ or __________ if any of the Events occurs on or after the __________ Date but prior to the __________ Date (as defined below); and

(z) all of your Restricted Shares granted that have an original Vesting Date of __________ if any of the Events occurs on or after the __________ Date but prior to the __________ Date (as defined below).

The “__________ Date” is __________. The “__________ Date” is __________. The “__________ Date” is __________. Shares may be rounded to avoid fractional Shares.

For purposes of the foregoing, the term “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 4(c)(ii), above, was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked, or (iii) an Advisory Director, a Managing Director, or a Senior Advisor of the Firm.

(d) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of your Outstanding Restricted Shares (whether or not Vested) immediately shall be forfeited, and such Shares immediately shall be returned to GS Inc., if, before the Transferability Date for such Restricted Shares:

(i) any event that constitutes Cause has occurred;

(ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By requesting the sale of Shares following the release of Transfer Restrictions, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement; or

(iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Restricted Shares.

(e) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 4(d)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 4(d)(i).

(f) Unless the Committee determines otherwise, without limiting any other provision in Paragraphs 4(b), 4(c), 4(d) or [4(g)] [, and except as provided in Paragraph 7,] if the Committee determines that, during __________, you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your Outstanding Restricted Shares awarded as part of this Award (whether or not Vested) immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and this Award shall be cancelled (and any Shares, cash or other property delivered, paid or withheld in respect of this Award shall be subject to repayment as described in Paragraph 5).

(g) [In the event that:

(i) prior to the _________ Date, there occurs (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Investing & Lending segment, or annual negative revenues in the Investing & Lending segment of $5 billion or more, provided in either case that you are employed in a business within such reporting segment (each, a “Loss Event”);

(ii) prior to _________, there occurs a loss equal to at least 5% of firmwide capital from a reportable operational risk event determined in accordance with the firmwide Reporting Operational Risk Events Policy (“Risk Event”);

(iii) during the period __________, you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law (“Serious Misconduct”); or

(iv) the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during __________ by an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business (“Supervised Employee”);

then, if and to the extent determined by the Committee:

(X) in the case of a Loss Event as described in Paragraph 4(g)(i), your rights in respect of all or a portion of your Restricted Shares awarded as part of this Award (whether or not Vested) shall be forfeited, such Shares immediately shall be returned to GS Inc. and this Award shall be cancelled in each of the following circumstances and amounts:

(1) for all Loss Events identified before the _________ Date, up to one-third (1/3) of your Year-End Restricted Shares in the aggregate;

(2) for all Loss Events identified after the _________ Date but before the _________ Date, up to one-third (1/3) of your Year-End Restricted Shares in the aggregate; and

(3) for all Loss Events identified after the _________ Date but before the _________ Date, up to one-third (1/3) of your Year-End Restricted Shares in the aggregate.

(Y) in the case of a Risk Event as described in Paragraph 4(g)(ii) or a determination to hold you accountable for a Supervised Employee’s Serious Misconduct as described in Paragraph 4(g)(iv), your rights in respect of all or a portion of your Restricted Shares awarded as part of this Award (whether or not Vested) immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and this Award shall be cancelled (and all or a portion of any Shares, cash or other property that were delivered, paid or withheld in respect of this Award shall be subject to repayment in accordance with Paragraph 5); and

(Z) in the case of your Serious Misconduct as described in Paragraph 4(g)(iii), you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made. Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute arising out of or relating to the payment required by this Paragraph 4(g)(Z) (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 12 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the payment amount).

In each case, the Committee will consider certain factors to determine whether and what portion of your Award shall terminate, including the reason for the Loss Event or Risk Event and the extent to which: (1) you participated in the Loss Event or Risk Event, (2) your compensation for __________ may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct and (3) your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.]

5. Repayment and Forfeiture.

(a) The provisions of Section 2.5.3 of the Plan (which require the return or repayment of Shares, without reduction for any amount applied to satisfy tax withholding or other obligations, if the Committee determines that the applicable terms and conditions were not satisfied) apply to all amounts received under this Award, including all dividends received on Restricted Shares.

(b) If and to the extent you forfeit any Restricted Shares hereunder or are required to repay any amount in respect of a number of Restricted Shares pursuant to Paragraph 5(a), you also will be required to pay to the Firm, immediately upon demand therefor, an amount equal to the Shares’ Fair Market Value (determined as of the Date of Grant) that were used to satisfy tax withholding for such Restricted Shares that are forfeited or subject to repayment pursuant to Paragraph 5(a). Such repayment amount for Restricted Shares applied to tax withholding will be determined by multiplying the number of Restricted Shares that were used to satisfy withholding taxes related to this Award (the “Tax Withholding Shares”) by a fraction, the numerator of which is the number of Restricted Shares you forfeited (or with respect to which repayment is required) and the denominator of which is the number of Restricted Shares that comprised the Award (reduced by the Tax Withholding Shares).

6. Extended Absence, Retirement and Downsizing.

(a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.20 of the Plan) by reason of Extended Absence or Retirement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Restricted Shares that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Restricted Shares shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Any termination of Employment by reason of Extended Absence or Retirement shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(c).

(b) Without limiting the application of Paragraphs 4(c), 4(d), 4(f) and [4(g)], your rights in respect of your Outstanding Restricted Shares that become Vested in accordance with Paragraph 6(a) immediately shall be forfeited and such Restricted Shares immediately shall be returned to GS Inc. if, prior to the original Vesting Date with respect to such Restricted Shares, you engage in Competition. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, neither Paragraph 4(b) nor this Paragraph 6(b) will apply to your Outstanding Restricted Shares if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

(c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your Restricted Shares that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Restricted Shares shall become Vested) and Paragraph 4(b) shall not apply to your Outstanding Restricted Shares that are Vested on the Date of Grant, but all other conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(c).

7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all of the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares (whether or not Vested) shall be removed.

8. Dividends. You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Restricted Shares, or, if the Restricted Shares are held in escrow, the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Restricted Shares.

9. Certain Additional Terms, Conditions and Agreements.

(a) The Vesting and delivery of Shares and the removal of the Transfer Restrictions are conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, Vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award or (iii) in Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after __________), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.

(b) If you are or become a Managing Director, your rights in respect of the Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

(c) Your rights in respect of this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

(d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference, including without limitation the Firm’s supplying to any third party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan.

(e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of this Award in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with this Award, including, without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

(f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

(g) Without limiting the application of Paragraphs 4(b), 4(c), 4(d), 4(f) and [4(g)], if:

(i) your Employment with the Firm terminates solely because you resigned to accept Conflicted Employment; or

(ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Restricted Shares;

then, in the case of Paragraph 9(g)(i) only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Restricted Shares you then hold that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Restricted Shares shall become Vested) and, in the case of Paragraphs 9(g)(i) and 9(g)(ii), any Transfer Restrictions shall be removed, in each case, subject to the last sentence of this Paragraph 9(g) and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment. For the avoidance of doubt, and subject to applicable law, nothing in this Paragraph 9(g) shall limit the Committee’s authority to exercise its rights under the Award Agreement or the Plan (including, without limitation, Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest.

(h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

(i) You understand and agree, by accepting this Award, that Restricted Shares hereby are pledged to the Firm to secure its right to such Restricted Shares in the event you forfeit any such Restricted Shares pursuant to the terms of the Plan or this Award Agreement. This Award, if held in escrow, will not be delivered to you but will be held by an escrow agent for your benefit. If an escrow agent is used, such escrow agent will also hold the Restricted Shares for the benefit of the Firm for the purpose of perfecting its security interest.

(j) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Restricted Shares, you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials will result in the forfeiture of all of your Outstanding Restricted Shares in accordance with Paragraph 4(d)(iii).

(k) You understand and agree that in the event you appeal a determination by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees, you must submit a written request for such appeal within 180 days of receipt of any such determination.

10. Right of Offset. The Firm may exercise its right of offset under Section 3.4 of the Plan by conditioning the payment of dividends or the removal of the Transfer Restrictions on your satisfaction of your obligations to the Firm in a manner deemed appropriate by the Committee, including by the application of some or all of your Restricted Shares.

11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing.

12. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN SHALL APPLY TO THIS AWARD. SUCH PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN.

(b) To the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it shall be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan shall be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing herein creates a substantive right to bring a claim under U.S., Federal, state, or local employment laws.

13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, and without limiting Paragraph 3(c) hereof, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Restricted Shares may transfer some or all of their Restricted Shares (which shall continue to be subject to the Transfer Restrictions until the Transferability Date) through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).

14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title:

Appendix A

Treatment of ____ Year-End Restricted Stock under the Shareholders’ Agreement. Capitalized terms used in this Appendix A that are not defined in this Appendix A, the Award Agreement or the Plan have the meanings as used or defined in the Shareholders’ Agreement.

•	With respect to all Restricted Shares that are awarded under the ____ Year-End Restricted Stock Award, an event triggering the recalculation of the Covered Person’s Covered Shares shall be deemed to occur with respect to one-third of such Restricted Shares on each of the _________ Date, the _________ Date, and the _________ Date (each such date being referred to as a “Trigger Date”).

•	As of each such Trigger Date, such Covered Person’s Covered Shares shall be increased by:

•	the gross number of Restricted Shares for such Trigger Date (determined before any deductions, including any deductions for withholding taxes, fees or commissions), minus

•	such gross number multiplied by the Specified Tax Rate that would apply if the Covered Person had received, on or around the Trigger Date, a delivery of Common Stock underlying Year-End RSUs instead of receiving a grant of Restricted Shares.

•	Until a Trigger Date, the Covered Person shall not be deemed to be the Sole Beneficial Owner of the Restricted Shares relating to such Trigger Date (and therefore until such Trigger Date such Shares shall not be counted toward the satisfaction of the Transfer Restrictions (as defined in the Shareholders’ Agreement)).